Exhibit 10.33

+ 49 89 8565 2600 tel.
+ 49 89 8565 2610 fax
www.gpc-biotech.com

GPC Biotech AG
Postfach 1455
82143 Planegg
Germany
Fraunhoferstrasse 20
82152 Martinsried/Munich
Germany

GPC Biotech AG

Martinsried / Planegg

Convertible Bonds Terms and Conditions for Members of

the Supervisory Board

(Resolution of the General Meeting of Shareholders of June 5, 2001)

Preamble

The General Meeting of Shareholders of GPC Biotech AG (hereinafter “the Company” or “GPC”) resolved on June 5, 2001 to issue convertible bonds to the members of the Company’s Supervisory Board and to form a new conditional capital for the purpose of issuance of said convertible bonds.

The terms and conditions are as follows:

§ 1

Convertible Bonds

(1)	The General Meeting of the Company resolved on June 5, 2001 to issue convertible bonds with a total nominal value of € 50,000.

(2)	The convertible bonds are divided into 50,000 bonds and have a nominal value of € 1.00 each. They are registered bonds.

(3)	Each bond is eligible for conversion into an individual bearer share in the Company.

(4)	The shareholders have no right to subscribe to the convertible bonds.

GPC Biotech AG	Management Board:
Munich District Court HRB 119 555	Prof. Dr. Bernd Seizinger (CEO)
VAT ID No.: DE 190 457 435	Dr. Elmar Maier
Dr. Sebastian Meier-Ewert
Deutsche Bank AG, Munich (Code 700 700 10), Acct. No. 199 01 18	Dr. Mirko Scherer
Dresdner Bank AG, Munich (Code 700 800 00), Acct. No. 300 906 300
HypoVereinsbank AG, Munich (Code 700 202 70), Acct. No. 272 66 45	Chairman of the Supervisory Board
Dr. Jürgen Drews

§ 2

Issuance of the Bonds

(1)	The bonds are deemed issued on October 9, 2001 (ninetieth stock exchange trading day in Frankfurt am Main after the regular General Meeting of Shareholders of the Company that formally approved the actions of the Supervisory Board for fiscal year 2000).

(2)	However, they are created only if the respective allottee member of the Supervisory Board has made a euro payment of the total nominal value of the bonds allotted to him, for the unlimited disposal of the Company, by the last working day prior to the date of issuance. Partial payments are not permitted.

(3)	The convertible bonds shall be certificated progressively against incoming payments, but not before the date of issuance.

(4)	Insofar as convertible bonds are issued to allottees whose residence for tax purposes is in the USA, it is expressly noted that the rights from the convertible bonds are issued as “non-qualified stock options.” The issuance of “incentive stock options” within the meaning of the IRC is not possible.

§ 3

Interest Rate

(1)	The bonds shall bear interest at 3.5% per annum starting from the date of their issuance, subject to exercise of the conversion privilege. The interest amounts are due at the end of the respective calendar year.

(2)	A right to compound interest does not exist. The paid-in nominal amount, including pro rata accrued interest thereon, is moreover due for repayment within ten days after lapse of the conversion privilege.

§ 4

Conversion Price

(1)	The conversion price for each individual bearer share that is to be subscribed to upon conversion corresponds to the average quoted price of the Company shares in the XETRA closing auction on the Frankfurt Stock Exchange during the last five stock exchange trading days prior to issuance of the bonds.

(2)	In the event of conversion, an additional payment in the amount of the conversion price less € 1.00 per bond is due.

(3)	The conversion price shall be reduced if, during the time to maturity of the conversion rights, new shares or warrants or convertible bonds bearing option rights or conversion privileges to Company shares are issued or the Company disposes of its own shares and the shareholders are granted a subscription right thereto. The conversion price is reduced in the ratio of the average price of the subscription right vested in the shareholders on all trading days on the stock exchange where the share was first traded to the closing price of the Company shares on the last stock exchange trading day prior to the ex-subscription rights quotation.

(4)	The Company shall, simultaneously with the publication of the offer to subscribe to the new shares or bonds bearing conversion privileges or option rights, the issuance of which triggers the reduction of the conversion price, notify the allottees in writing of the conversion price as reduced pursuant to Para. 3 and of the effective date defined in the following sentence, from which date onward the reduced conversion price will be effective. The effective date is the day on which the shares available for subscription were first quoted “ex-subscription rights” on the stock exchange where the Company shares were first listed.

(5)	In the case of a capital increase from corporate funds, an existing conditional capital pursuant to § 218 AktG is increased in the same ratio as the share capital. The conversion ratio according to § 1, Para. 3 is increased in the same ratio. Fractions of shares created as a result of the capital increase from corporate funds are not considered in the exercise of the conversion right.

(6)	The conversion price is not reduced if the Company, in adopting the resolution on the issuance of new shares or of bonds bearing conversion privileges or option rights or on the disposal of its own shares, also grants the allottees a direct or indirect subscription right that corresponds to the value of the shareholders’ subscription right.

§ 5

Time to Maturity

The bonds have a time to maturity of up to 365 calendar days following the allottee’s departure from the Company’s Supervisory Board, but no longer than five years.

§ 6

Exercise of the Conversion Right

(1)	Conversion is exercised in each instance through the submission of a conversion and subscription declaration that satisfies the requirements of § 198 AktG.

(2)	Receipt of the declaration by the Company is required for timely conversion prior to the end of the time to maturity.

(3)	Further technical stipulations pertaining to the conversion and subscription declaration are set forth by the Supervisory Board, which can also provide for a submission of the conversion declaration by way of a fiduciary agent.

§ 7

Performance Goals

The conversion privileges may be exercised only if the quoted price of the GPC shares in the XETRA closing auction on the Frankfurt Stock Exchange is at least 10% higher than the conversion price on five consecutive stock exchange trading days within a period of one month prior to exercise of the conversion privilege. The indicated percentage applies to the first year following the initial exercise opportunity and increases for each subsequent year by 5%.

§ 8

Exercise Periods

(1)	The conversion privileges of the Supervisory Board member whose term of office, pursuant to the election resolution, ends at the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2003 may be exercised upon the end of the term of office.

The conversion privileges of the Supervisory Board members whose term of office, pursuant to the election resolution, ends at the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2004 may be exercised in the amount of 50% after the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2003. The remaining 50% of the conversion privileges may be exercised after the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2004.

The conversion privileges of the Supervisory Board members whose term of office, pursuant to the election resolution, ends at the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2005 may be exercised in the amount of one-third after the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2003. Another one-third of the conversion privileges may be exercised after the end of the General Meeting of Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2004. The final one-third of the conversion rights may be exercised after the end of the General Meeting of the Shareholders of the Company that formally approves the actions of the respective Supervisory Board member for fiscal year 2005.

(2)	The conversion rights may be exercised in Frankfurt am Main on any banking day up to the end of the time to maturity unless, in the interest of the Company or of the capital market or to guard against insider trading, general waiting periods have been established by the Company for conversion privileges relating to convertible bonds issued to members of the Management Board, senior executives, and/or employees.

(3)	Conversion is in any event prohibited if and as long as the Company is barred from issuing new shares pursuant to the provisions in force for a stock exchange on which the Company shares are traded.

§ 9

Adjustment of the Rights from the Convertible Bond

(1)	In the case of a merger of the Company with another company, its reorganization, a change in the nominal value of the shares, or comparable measures that impair the rights of the allottees by abolishing or changing the shares underlying the rights from the convertible bond according to these bond terms and conditions, the conversion privilege is replaced by the right to purchase, at the conversion price, that number, respectively, of shares, equity interests, or other interests in the Company or its legal successor that replace the shares of the Company whose value corresponds to the market value of the Company share on the date on which such a measure is implemented. In all other respects, these bond terms and conditions shall remain applicable without restriction.

(2)	In the case of a capital reduction by grouping of shares (§ 222, Para. 4 AktG) or by redemption of shares (§ 237 AktG), the conversion ratio is adjusted by multiplying it by the factor calculated by dividing the number of shares after the capital reduction by the number of shares before the capital reduction. Fractions of shares created as a result of a capital reduction are not made available for exercise of the conversion privilege.

(2)	Until the due exercise of the conversion privilege, the allottees have no rights to dividends or other distributions from the shares underlying the conversion privileges.

§ 10

Profit Entitlement of the New Shares

The new shares – provided they are created through exercise before the beginning of the regular General Meeting of Shareholders of the Company – participate in profits from the beginning the fiscal year in which they are created through the exercise of subscription rights.

§ 11

Transfer of Bonds

The bonds are nontransferable. They are, however, inheritable.

§ 12

Severability Clause

(1)	Should individual provisions of these bond terms and conditions be or become wholly or partly void or unenforceable, the validity of the remaining provisions shall not be affected. The void or unenforceable provisions shall be replaced by provisions that, in a legally permissible manner, come as close as possible to the economic purpose of the void or unenforceable provisions. The same shall apply mutatis mutandis if a loophole requiring amplification is discovered during execution of these bond terms and conditions.

(3)	Amendments and additions to these terms and conditions shall be in writing unless recording by a notary is required. The foregoing sentence applies mutatis mutandis to any amendments of this written form clause.

(4)	Otherwise the provisions of §§ 192, 193, and 221 AktG apply.

Martinsried/Planegg, October 9, 2001

/s/ Elmar Maier	/s/ Mirko Scherer
The Management Board of GPC Biotech AG